                                      NAVELLIER


WARNING:
DO NOT VOTE THE WHITE MFS PROXY CARD. PLEASE WAIT FOR NAVELLIER'S PROXY MATERIALS BEFORE YOU VOTE.


                                                                     May 7, 1997


Dear Navellier (now MFS) Aggressive Small Cap Equity shareholder:

    You will soon receive proxy materials from the management of the MFS Aggressive Small Cap Equity Fund soliciting your vote to approve MFS as investment advisor to your Fund.


    WE STRONGLY URGE YOU TO DISREGARD THE MFS PROXY MATERIALS AND NOT VOTE UNTIL YOU RECEIVE NAVELLIER'S PROXY MATERIALS IN OPPOSITION TO MFS MANAGEMENT AND OUR GOLD PROXY CARD, WHICH YOU CAN USE TO VOTE YOUR SHARES.


    You will be receiving the Navellier materials including a GOLD proxy card within the next 10 days, which will thoroughly explain our position:


-   That MFS' small cap performance record is inferior to Navellier's.


- That a merger could allow you to reinstate Navellier (in a tax-free exchange) as the Fund's investment advisor.


    I am a shareholder of the Fund and presently owns 1,606.594 shares of the Fund. I am also the 100% owner and founder of Navellier Management, Inc. which was the original investment advisor to your Fund and managed the Fund's investments from January 1, 1994 to March 15, 1997 when the disinterested Trustees, without your authority or vote, terminated Navellier's management contract and unilaterally substituted MFS.

    If a merger of your Fund into the no-load Navellier Performance Fund family is approved at our Special Meeting anticipated to be held in June, Navellier Management, Inc. would be your investment advisor for the Fund and therefore would receive compensation for being your investment advisor.
Based on calls from over 2,000 shareholders, we believe that the shareholders still want the Navellier Group to manage the Fund.

    DON'T LET YOUR FUND'S TRUSTEES GET AWAY WITH THEIR OUTRAGEOUS BEHAVIOR!

- The disinterested Trustees of your Fund removed Navellier Management, Inc. (the investment advisor you chose to manage your assets) on March 13, 1997 WITHOUT consulting you as a shareholder and WITHOUT any valid business reason for doing so.

- We believe that they dismissed Navellier because they did not want to approve Navellier's proposal to merge this Fund into the no-load Navellier Performance Fund family since the merger would have eliminated their jobs and their compensation. The Trustees deny this, but their arrangement with MFS would allow them to continue to be Trustees and be paid for up to 18 months and possibly longer. A merger would eliminate their jobs and compensation immediately.

                _______________________________________________________
                1 East Liberty    Third Floor   Reno Nevada 89501-2110
                      702-785-2300 - 702-785-2321 - Fax

                            DON'T VOTE THE WHITE MFS CARD

- We believe that the disinterested Trustees put their personal financial interests ahead of yours in dismissing Navellier and opposing Navellier's efforts to convert this Fund into a no-load fund. The Trustees have a fiduciary duty to put YOUR interests first. The Trustees claim that Navellier did not provide them with information and that Navellier had regulatory problems. The Trustees' assertions are UNTRUE.

- The Trustees interfered with and delayed our proposed merger proxy to convert the Fund to no-load status. They have refused to provide us with a shareholder list and instructed the Fund's auditor not to consent to Navellier's use of necessary financial reports.

- Navellier obtained a Court Order directing the Trustees to provide Navellier with a shareholder list and to cease interfering with Navellier's merger proxy. The Court also delayed a vote on MFS so the shareholders could consider all the facts.

               COMPARE NAVELLIER'S SUPERIOR PERFORMANCE RECORD WITH MFS

- MFS' performance as a small cap manager is inferior to Navellier's. The MFS OTC(A) Fund average per annum performance over the period 1994 - 1996 was 15.1% compared to Navellier Management, Inc. which returned 18.5%.*

- MFS does not utilize the unique quantitative analysis methodology used by Navellier.


    IF YOU WANT A TAX-FREE MERGER, MFS MUST NOT BE APPROVED.

    Based on shareholder calls, we believe many of you stayed in the Fund because you did not want to be forced to pay capital gains taxes by redeeming your shares. If MFS is NOT approved, the stage will be set for a vote on Navellier's proposal for a TAX-FREE merger.

    If you have already voted to approve MFS, you have a legal right to change your mind and vote AGAINST MFS - but please wait to do so on our GOLD proxy card. Only your latest dated proxy card will count.

    We sincerely appreciate your support and patience. Our attempt to convert the Fund into a no load fund was done solely to better serve our clients. Do NOT be pressured by MFS. If you have questions or comments, please feel free to call Navellier at (800) 887-8671 or MacKenzie Partners, Inc., which is assisting us with our campaign, at (800) 322-2885.


                                       Sincerely,




                                       Louis G. Navellier
                                       Navellier Management, Inc.


* Performance figures are net of the maximum load.

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             THE MFS SERIES TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

              LOUIS NAVELLIER and NAVELLIER MANAGEMENT, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-(6)(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

SEC 1913 (12/95)